Exhibit 10.39
ARMSTRONG LAND COMPANY, LLC RESTRICTED UNIT AWARD AGREEMENT
     This Restricted Unit Award Agreement (the “Agreement”) is made this 1st day of June, 2011 (the “Effective Date”), between ARMSTRONG LAND COMPANY, LLC, a Delaware limited liability company (the “Company”), and Martin Wilson, an employee of the Company (“Employee”).
     WHEREAS, the Company desires to afford Employee the opportunity to obtain Units of Membership Interest in the Company valued at $100.00 per Unit; and
     WHEREAS, capitalized terms used herein and not otherwise defined shall have those meanings assigned to them in the Company’s Amended and Restated Limited Liability Company Agreement dated March 7, 2007, as amended, as amended by Amendment No. 1 thereto dated as of May 31, 2007, Amendment No. 2 thereto dated as of March 31, 2008, Amendment No. 3 thereto dated as of June 6, 2008, the Addendum Agreement thereto dated October 1, 2008 and Amendment No. 4 thereto dated May 6, 2009 including all exhibits thereto (the “LLC Agreement”)
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:
     1. Grant of Award. Subject to Employee’s execution of the Addendum Agreement (as defined in the LLC Agreement), and if applicable, Employee’s spouse’s execution of the Spousal Consent (as set forth in the LLC Agreement), the Company hereby grants to Employee as of the Effective Date an aggregate of 2,000 Units, such number of Units being subject to adjustment as provided in Paragraph 7 hereof, and on the terms and conditions herein set forth. The Units granted pursuant to this Agreement are granted as restricted membership units and are subject to vesting and forfeiture as provided herein (the “Restricted Units”).
     2. Restricted Period. Except as otherwise provided in Paragraph 6, 100% of the Restricted Units shall vest on April 1, 2013; provided that Employee is continually employed by the Company or any of its Affiliates commencing on the Effective Date through April 1, 2013.
     3. Notation of Units. The Units are uncertificated. The Restricted Units will be recorded on the books and records of the Company and are considered as held by the Company in escrow for Employee’s benefit until such time as the Restricted Units are either forfeited by Employee to the Company or the restrictions thereon terminate as set forth in this Agreement. If the restrictions terminate as set forth in this Agreement, the books and records of the Company will be changed to reflect the release of the Restricted Units from escrow to Employee.
     4. Forfeiture. All Restricted Units granted pursuant to this Agreement that have not vested in accordance with Paragraph 2 or Paragraph 6, as the case may be, shall be forfeited to the Company upon the date Employee is no longer employed by the Company or any of its Affiliates, and such forfeiture shall be reflect on the books and records of the Company.

5.	Taxes.

(a)	Participant may elect, within 30 days of the Effective Date and on notice to the Company, to realize income for federal income tax purposes equal to the fair market value of the Restricted Units on the Effective Date by making an election under Section 83(b) of the Internal Revenue Code of 1986, as amended. In such event, Employee shall make arrangements satisfactory to the Company to pay at the time required by applicable law any federal, state or local taxes required to be withheld with respect to such Restricted Units.

(b)	If no election is made by Employee pursuant to Paragraph 5(a) hereof, then upon vesting of the Restricted Units, Employee (or in the event of Employee’s death, the administrator or executor of Employee’s estate) will pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Units.

(c)	Any provision of this Agreement to the contrary notwithstanding, if Employee does not satisfy his obligations under subparagraphs (a) or (b) of this Section, the Company shall, to the extent permitted by law, have the right to deduct from any payments made under this Agreement or the LLC Agreement, including the withholding of Restricted Units, regardless of the form of such payment, or from any other compensation payable to Employee, whether or not pursuant to this Agreement or the LLC Agreement and regardless of the form of payment, any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Units.

6.	Acceleration of Vesting Date.

(a)	Notwithstanding the provisions of Paragraph 2 above relating to the vesting period, all of the Restricted Units shall be fully vested upon (i) a Change of Control; provided that Employee has remained continually employed by the Company or any of its Affiliates commencing on the Effective Date through the effective date of the Change of Control, or (ii) the involuntary termination of Employee’s employment by the Company for reason other than Cause.

(b)	For purposes of this Agreement a “Change of Control” shall mean any person or group of persons (as defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended) together with such person or its Affiliates, becoming the owner, directly or indirectly, of 51% or more of the total fair market value or total voting power of the Company; provided that if one or more persons acting as a group currently owns more than 51% of the Company, the acquisition of additional Units by the same person or persons is not considered to cause a Change in Control.

(c)	For purposes of this Agreement, “Cause” shall mean:

(i)	the failure by Employee to substantially perform his duties as an officer of the Company (other than any such failure resulting from Employee’s Disability);

(ii)	any misconduct in the course and scope of Employee’s employment, including but not limited to dishonesty, disloyalty, disorderly conduct, insubordination, harassment of other employees or third parties, abuse of alcohol or controlled substances or other violations of the Company’s rules;

(iii)	Employee’s conviction of a felony or other crime involving moral turpitude; or

(iv)	any material breach or violation of any agreement between Employee and the Company including, without limitation, the LLC Agreement.
(d)	For purposes of this Agreement, a “Disability” shall be deemed to have occurred when:
(i)	Employee is determined to be eligible to receive long-term disability benefits under either Social Security or the Company’s long-term disability plan, if any;

(ii)	the Board of Managers of the Company (the “Board”), upon the written report of a qualified physician designated by the Board or its insurers, shall have determined (after a complete physical examination of Employee at any time after he has been absent from the Company for a period of at least 120 calendar days since the date of this Agreement), that Employee has become physically and/or mentally incapable of performing his essential job functions with or without reasonable accommodation as required by law; or

(iii)	Employee is otherwise unable for a continuous period of 180 calendar days to perform his essential job functions with or without reasonable accommodation as required by law due to injury, illness, or other incapacity (physical or mental).
(e)	The determination of whether Cause or a Disability exists shall be made by the Board in its good faith and sole discretion and shall be conclusive. If the Board believes that Cause exists for terminating Employee’s employment and forfeiting all unvested Restricted Units, it shall give Employee written notice of the acts or omissions constituting Cause, and no termination of employment and related forfeiture of unvested Restricted Units shall be effective unless and until Employee fails to cure such acts or omissions within 10 calendar days after receiving such notice, unless such acts or omissions cannot reasonably be cured within such 10 day period.

     7. Adjustments of Units Subject to Award. If any Units shall at any time be changed or exchanged by reason of reorganization, merger, consolidation or recapitalization, then the aggregate number of Restricted Units subject to this Agreement shall be automatically adjusted such that Employee’s proportionate interest shall be maintained as before the occurrence of such event. The determination of any such adjustment by the Company shall be final, binding and conclusive. Units distributed in connection with or resulting from any such adjustment with respect to Restricted Units that have not yet vested shall enjoy the same privileges and be subject to the same restrictions pursuant to this Agreement that are applicable to the related Restricted Units.
     8. No Contract for Employment. Notwithstanding anything to the contrary contained herein, this Agreement does not constitute a contract for employment and shall not affect the right of the Company to terminate Employee’s employment for any reason whatsoever or for no reason.
     9. Restrictions on Transfer. None of the Restricted Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of prior to vesting. Upon vesting, the Restricted Units are subject to the restrictions on transfer set forth in the LLC Agreement, the terms of which are incorporated herein by reference.
     10. Rights as Member. Employee shall be the record owner of the Restricted Units until or unless such Restricted Units are forfeited pursuant to Paragraph 4 hereof, and as record owner shall be entitled to the rights and subject to all of the obligations of a member of the Company subject to the terms and conditions of the LLC Agreement. Without limiting the generality of the foregoing, prior to vesting (i) Employee shall not be entitled to any voting rights with respect to the Restricted Units, and (ii) the Restricted Units shall be subject to the limitations on transfer set forth in Paragraph 9 hereof.
     11. Restriction on Issuance of Units. The Company shall not be required to issue Units covered by this Agreement prior to the obtaining of any approval from any governmental agency that the Company shall, in its sole discretion, determine to be necessary or advisable, and the completion of any registration or other qualification of such Units or their offering or sale under any state or federal law or ruling or regulations of any governmental body that the Company shall, in its sole discretion, determine to be necessary or advisable. In addition, if the offering and sale of Units reserved for issuance pursuant to this Agreement shall not then be registered under the Securities Act of 1933, as amended, the Company may, upon Employee’s receipt of Units issued pursuant to this Agreement, require Employee or his permitted transferee to represent in writing that the Units being acquired are for investment and not with a view to distribution.
     12. Acknowledgment. Employee acknowledges that Thompson & Knight LLP has not represented such Employee in connection with the preparation and negotiation of this Agreement, and such counsel shall owe no duties directly to Employee. Employee confirms that Employee has been advised to consult with Employee’s own attorney regarding legal matters concerning the Company and to consult with independent tax advisors regarding the tax consequences of receiving the Restricted Units.

     13. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties hereto.
     14. Modification. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties; provided, however, that the Company may change or modify this Agreement without Employee’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary or desired for purposes of compliance with or exemption from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, or any regulations or other guidance issued thereunder.
     15. Governing Instrument and Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of laws principles.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

ARMSTRONG LAND COMPANY, LLC
By:	/s/ J. Hord Armstrong
J. Hord Armstrong, III, Chairman of the Board

EMPLOYEE:
/s/ Martin Wilson
Martin Wilson

Restricted Unit Award Agreement
Signature Page